COMPANY CONTACT:                   INVESTOR RELATIONS CONTACTS:
Checkpoint Systems, Inc.           Donna Stein, Stephanie Carrington,
Jeff Reinhold                      Jill Meleski
Chief Financial Officer            Morgen-Walke Associates, Inc.
(856) 848-1800                     (212) 850-5600

                                   MEDIA RELATIONS CONTACTS:

                                   Brian Maddox, Jennifer Gery
                                   Morgen-Walke Associates, Inc.
                                   (212) 850-5600

FOR IMMEDIATE RELEASE

CHECKPOINT SYSTEMS COMPLETES ACQUISITION OF METO AG;
ACQUISITION CREATES LEADING RETAIL SUPPLY CHAIN

MANAGEMENT PROVIDER

Thorofare, NJ, December 10, 1999 - Checkpoint Systems, Inc. (NYSE:CKP) announced today that it has completed the acquisition of Meto AG, receiving 98.6% of outstanding shares in response to a cash tender offer. The Company received clearance from the German regulatory authority on December 7, 1999. The acquisition is valued at approximately $265 million (C260 million).

Checkpoint, a leading provider of integrated security solutions to retailers worldwide and a pioneer in radio frequency identification (RFID) technology, combined with Meto, a global provider of barcode labeling systems, electronic article surveillance (EAS), and handheld labeling systems for customers across a wide variety of markets and industries, creates a global supply chain management provider. The combined entity will offer customers state of the art security systems as well as a wide variety of product and services to automatically mark, identify and/or track an object as it passes along the value chain from manufacturing through to the final retail sale. The acquisition more than doubles the Company's estimated 2000 revenues to $750 million (C735 million), with over 40% representing recurring revenues. The new Company has 4500 employees and will operate in 27 countries worldwide. -more-

Checkpoint/Meto
Page 2

As a result of the acquisition, Checkpoint has increased its worldwide electronic article surveillance (EAS) market share to 33% and its European share to 43%. Checkpoint provides source tagging leadership to the worldwide retail community with a volume of more than 800 million source tagged units. The Company offers both radio frequency (RF) and electro-magnetic (EM) technologies, enabling it to dramatically enhance its U.S. and European customer base.

"Checkpoint's market position and product offerings have been strengthened by our strategic acquisition of Meto which will be accretive to Checkpoint's 2000 earnings," said Kevin Dowd, President and Chief Executive Officer of Checkpoint Systems, Inc. "In addition to our increased worldwide EAS market share, the acquisition of Meto provides a portal to the $10 billion automatic identification market. This market represents the convergence of the security and tracking businesses which coincides with the increased need for asset management solutions by industry. With the addition of Meto, Checkpoint is uniquely positioned to provide barcode, EAS, and RFID technologies to its customers. Moreover, we believe there are considerable consolidation opportunities within the larger, faster growing automatic identification industry and our strategy will focus on both internal and external growth prospects."

Checkpoint's product offerings now include thermal printing systems, security systems, handheld labelers, merchandising systems, security labels and thermal labels. In addition, the acquisition includes a global service bureau that integrates retail and manufacturing requirements for product identification and branding. These capabilities with RFID technology allows for the creation of a new line of smart labels by combining conventional barcodes with radio frequency identification. Checkpoint Systems, Inc. offers communication labeling technology for identification, branding, and security solutions for retail and industrial supply chain applications. Comprehensive tagging and security systems offer customers increased productivity and management of their assets. These fully integrated auto-ID capabilities, including RFID, are provided through a world -class network of manufacturing, sales, and service operations worldwide.

Checkpoint Systems, Inc. is a $750 million (C735 million) multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of RF source tagging, barcode labeling systems, EAS, handheld labeling systems, and retail merchandising systems. Applications include automatic identification, retail security, and pricing and promotional labels. Operating in 27 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s wed site is located at www.checkpointsystems.com

Safe harbor Statement for Checkpoint Systems, Inc.

--------------------------------------------------
This press release may include information that could constitute forward-looking statements made within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.

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